Exhibit 3.1

ARTICLES OF AMENDMENT

of

AGREE REALTY CORPORATION

May 8, 2013

Agree Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to and does amend its Articles of Incorporation of the Corporation (the “Charter”) as currently in effect and as hereinafter provided.

SECOND: Article SIXTH(a) of the Charter is hereby amended in its entirety to read as follows:

“The total number of shares of stock of all classes which the Corporation has authority to issue is 40,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $4,000, of which shares 28,000,000 are initially classified as “Common Stock,” 4,000,000 are initially classified as “Preferred Stock” and 8,000,000 are initially classified as “Excess Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 20,000,000 shares of capital stock, par value $0.0001 per share, consisting of 15,850,000 shares of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”), 150,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) and 4,000,000 shares of excess stock, par value $0.0001 per share, of the Corporation (“Excess Stock”). The aggregate par value of all authorized shares of stock having par value was $2,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 40,000,000 shares of capital stock, par value $0.0001 per share, consisting of 28,000,000 shares of Common Stock, 4,000,000 shares of Preferred Stock and 8,000,000 shares of Excess Stock. The aggregate par value of all authorized shares of stock having par value is $4,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

SIXTH: The foregoing amendment of the Charter was advised by the Board of Directors of the Corporation in the manner and by the vote required by law and approved by the requisite vote of the stockholders of the Corporation at a meeting duly called and held in the manner prescribed by and in accordance with the provisions of the Charter and bylaws of the Corporation and the MGCL.

SEVENTH: These Articles of Amendment shall be effective at the time the Department accepts these Articles of Amendment for record.

EIGHTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President, Chief Financial Officer and Secretary as of the date first written above.

AGREE REALTY CORPORATION

By:	/s/ Joey Agree	[SEAL]
Name:	Joey Agree
Title:	President and Chief Executive Officer

ATTEST:

AGREE REALTY CORPORATION

By:	/s/ Alan D. Maximiuk
Name:	Alan D. Maximiuk
Title:	Vice President, Chief Financial Officer and Secretary

[Signature page to Articles of Amendment]